                                   EXHIBIT A

                  AGREEMENT CONCERNING FILING OF SCHEDULE 13D


          Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the Reporting Persons (as such term is defined in the Schedule 13D referred to below) hereby agrees to the joint filing with each of the other Reporting Persons on behalf of each of them of a statement on
Schedule 13D with respect to the acquisition of Common Stock, par value $0.50 per share, of Vallen Corporation and that this Agreement be included as an exhibit to such joint filing.

          Each of the Reporting Persons separately acknowledge that they are each responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning them contained therein. No party to this Agreement is responsible for the completeness or accuracy of the information concerning the other parties, unless such party knows or has reason to believe that such information is inaccurate.

          This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

          Dated this 16th day of November, 1999.


                              /s/ Leonard J. Bruce
                              --------------------
                              Leonard J. Bruce


                              /s/ Robert W. Bruce
                              -------------------
                              Robert W. Bruce



                              BRUCE PARTNERS, LTD.


                              /s/ Leonard J. Bruce
                              --------------------
                              By: Leonard J. Bruce, Managing General Partner


                             (Page 11 of 11 Pages)